UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )<F1>
                                           ----


                         Primex Technologies, Inc.
                     ----------------------------------
                               (Name of Issuer)


                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)


                                   741597108
                     ----------------------------------
                                 (CUSIP Number)


                               December 31, 2000
           -------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

  Check the appropriate box to designate the rule pursuant to which this
                            Schedule is filed:

                            [X] Rule 13d-1(b)
                            [ ] Rule 13d-1(c)
                            [ ] Rule 13d-1(d)

<F1> The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------
CUSIP No.  741597108                   13G
--------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Artisan Partners Limited Partnership  39-1807188
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a)[ ]
    Not Applicable                                                       (b)[ ]
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY       571,600
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    571,600
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      571,600
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES
    (see Instructions)
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.5%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
      IA
-------------------------------------------------------------------------------

--------------------
CUSIP No.  741597108                   13G
--------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Artisan Investment Corporation
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a)[ ]
    Not Applicable                                                       (b)[ ]
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Wisconsin
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY        571,600
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    571,600
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      571,600
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES
    (see Instructions)
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      5.5%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
      CO
-------------------------------------------------------------------------------

--------------------
CUSIP No.  741597108                  13G
--------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Andrew A. Ziegler
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see instructions)                                                   (a)[ ]
    Not Applicable                                                       (b)[ ]
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY        571,600
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    571,600
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      571,600
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES
    (see Instructions)
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      5.5%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see instructions)
      IN
-------------------------------------------------------------------------------

--------------------
CUSIP No.  741597108                  13G
--------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Carlene Murphy Ziegler
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a)[ ]
                                                                         (b)[ ]
    Not Applicable
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.
-------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                    None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY        571,600
  OWNED BY   ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
 REPORTING          None
   PERSON    ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                    571,600
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      571,600
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES
    (see Instructions)
      Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      5.5%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
      IN
-------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                    Primex Technologies, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                    10101 Ninth Street North
                    St. Petersburg, Florida 33716-3807


Item 2(a)         Name of Person Filing:

                    Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                         Artisan Partners ("Artisan Corp.")
                    Andrew A. Ziegler
                    Carlene Murphy Ziegler


Item 2(b)         Address of Principal Business Office:

                    Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:

                    1000 North Water Street, #1770
                    Milwaukee, WI 53202


Item 2(c)         Citizenship:

                    Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                    Mr. Ziegler and Ms. Ziegler are U.S. citizens


Item 2(d)         Title of Class of Securities:

                    Common Stock


Item 2(e)         CUSIP Number:

                    741597108


Item 3            Type of Person:

                    (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4            Ownership (at December 31, 2000):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         571,600

                    (b)  Percent of class:

                         5.5% (based on 10,401,241 shares outstanding as of October 31, 2000)

                    (c)  Number of shares as to which such person has:

                                 (i)  sole power to vote or to direct the
                                      vote: none
                                 (ii) shared power to vote or to direct the
                                      vote:  571,600
                                (iii) sole power to dispose or to direct the
                                      disposition of: none
                                 (iv) shared power to dispose or to direct
                                      disposition of:  571,600


Item 5         Ownership of Five Percent or Less of a Class:

                   Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                   The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                    Not Applicable


Item 8         Identification and Classification of Members of the Group:

                    Not Applicable


Item 9         Notice of Dissolution of Group:

                    Not Applicable


Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2001


                                 ARTISAN INVESTMENT CORPORATION
                                   for itself and as general partner of
                                   ARTISAN PARTNERS LIMITED PARTNERSHIP

                                 By:  /s/ Andrew A. Ziegler
                                      ---------------------
                                       Andrew A. Ziegler
                                       President


                                  ANDREW A. ZIEGLER

                                  /s/ Andrew A. Ziegler
                                  ---------------------


                                  CARLENE MURPHY ZIEGLER

                                  /s/ Carlene Murphy Ziegler
                                  --------------------------

                                  Exhibit Index
                                  -------------


Exhibit 1 Joint Filing Agreement dated as of February 9, 2001 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler